Exhibit 2.1
SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
     SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of August 22, 2005 (this “Amendment”), by and between MIDWEST BANC HOLDINGS, INC., a Delaware corporation (“Seller”), and WESTERN ILLINOIS BANCSHARES, INC., an Iowa corporation (“Purchaser”).
RECITALS
     A. Seller and Purchaser are parties to a certain Stock Purchase Agreement (the “Agreement”) dated as of May 31, 2005.
     B. Seller and Purchaser amended the Agreement as of July 13, 2005.
     C. Seller and Purchaser desire to amend the Agreement again to allow the Seller to sell certain securities identified on Schedule 3.01A, attached hereto.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties agree to amend the Agreement as follows:
AMENDMENT
     Section 1. Amendment. The Agreement is hereby amended as follows:
          (a) In Section 1.01 of the Agreement, the definition of “Portfolio Adjustment Amount” is deleted in its entirety and the following is substituted in lieu thereof:
          “Portfolio Adjustment Amount” means the Financial Accounting Standard 115 Adjustment computed according to GAAP (the “FAS 115 Adjustment”) for the Bank as of the close of business on the day immediately preceding the Closing Date. To the extent that the FAS 115 Adjustment as of the close of business on the day immediately preceding the Closing Date is a positive number, the amount of the Tier One Capital shall be increased by this amount to determine the Final Adjusted Tier One Capital. To the extent that the FAS 115 Adjustment as of the close of business on the day immediately preceding the Closing Date is a negative number, the amount of the Tier One Capital shall be decreased by this amount to determine the Final Adjusted Tier One Capital.
     (b) Section 2.02 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof.
     Section 2.02. Purchase Price. The purchase price that shall be paid by Purchaser to Seller for the Shares is $30,000,000 (the “Purchase Price”); subject to adjustment as provided in this Section 2.02 and Section 2.03. In the event that the Estimated Final Adjusted Tier One Capital is greater than $17,216,000, then, Seller shall cause the Bank, on or before the Closing Date, to make a dividend distribution to Seller in an amount equal to the amount by which the Estimated Final Adjusted Tier One Capital exceeds $17,216,000; provided, however, that in the event that, for regulatory or other reasons, the Bank shall not be entitled or otherwise permitted to dividend to Seller the entire amount of such excess prior to the Closing, then the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess that shall not have been so distributed by the Bank to Seller as a dividend prior to the Closing.
Illustration. For purposes of illustration of the calculation of the Purchase Price and related distributions to be made at or prior to the Closing, the Parties acknowledge and agree that, based upon the balance sheet data of the Bank as of July 31, 2005, the Purchase Price would have been $30,000,000 and the amount of the dividend distribution from the Bank to Seller would have been $5, 565,000, respectively, as of such date, determined as follows: The Tier One Capital of the Bank as of July 31, 2005 was $24, 906,000 and, as of the same date, the FAS 115

Adjustment was negative $2, 125,000. Therefore, the Purchase Price as of such date would have been $30,000,000 and the amount of the dividend distribution from the Bank to Seller would have been $5, 565,000 (which is the difference between Final Adjusted Tier One Capital of $22, 781,000 (which is the Tier One Capital as of July 31, 2005 of $24, 906,000 less the amount of the Portfolio Adjustment as of July 31, 2005 of $2, 125,000) and $17,216,000).
     (c) The following new section 3.01A shall be inserted into the Agreement:
     3.01A. Sale of Investment Securities. Notwithstanding any provisions of Section 3.01 to the contrary, the Seller shall, in cooperation with the Buyer, cause the Bank to sell the investment securities designated on Schedule 3.01A attached hereto, on or prior to the Closing. The Seller shall reinvest the funds into short term U.S. Government Securities or a short term Repurchase Agreement backed by U.S. Government Securities.
     Section 2. Continued Force and Effect. Except as expressly amended or modified hereby, each of the terms, provisions, covenants, representations and warranties contained in the Agreement shall remain in full force and effect.
     Section 3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
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[Signature pages follow on next page]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WESTERN ILLINOIS BANCSHARES, INC.
By:	/s/ A. S. Hart, III
	Name:	A.S. Hart, III
	Title:	President

By:	/s/ Christopher J. Gavin
	Name:	Christopher Gavin
	Title:	Secretary

MIDWEST BANC HOLDINGS, INC.
By:	/s/ James J. Giancola
	Name:	James J. Giancola
	Title:	President and Chief Executive Officer

Schedule 3.01A. Sale of Investment Securities

Description	CUSIP	Current Par
Agencies
FNMA 4 5/8	31359MRK1	3,000,000
FNMA 4 3/8	31359MSL8	5,000,000
FNMA 4 1/2	3134A4SA3	10,000,000
FNMA 3 1/8	31359MUQ4	10,000,000
FHLMC 4	3128X1KG1	23,220,000
MBS Fixed
MBS FHLMC	31292HRY2	2,617,766
MBS FNMA 254	31371KTC5	3,329,249
MBS FNMA 673	31391QKJ2	1,793,119
MBS FNMA 707	31401GKD5	5,633,766